UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2017

GREENWAY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Texas

(State or other jurisdiction of incorporation)

000-55030

(Commission File Number)

90-0893594

(IRS Employer Identification No.)

8851 Camp Bowie West Boulevard, Suite 240

Fort Worth, Texas 76116

(Address of principal executive offices)

(817) 346-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2017, effective as of September 18, 2017, Tom Phillips was elected as Vice President of Operations for Greenway Innovative Energy, Inc., a Nevada corporation, and a wholly-owned subsidiary of the registrant.

There are no material plans, contracts or arrangements (whether or not written) with respect to Mr. Phillips’ election as Vice President of Operations for Greenway Innovative Energy, Inc. Any such plans, contracts or arrangements, if any, will be worked out at a later date.

Mr. Phillips, age 50, holds a Bachelor of Science in Industrial Engineering from Texas A&M University. In addition, Mr. Phillips has been designated a Distinguished Alumnus of Texas A&M University.

Tom Phillips is a highly experienced and accomplished deal making executive with a very successful acquisition and divestiture track record. He has developed and executed strategies for profitable business plans across a wide range of industries (i.e., banking, finance, private equity, technology, real estate, oil & gas). After starting his career with Lone Star Gas building and operating pipelines and natural gas processing plants, Mr. Phillips joined Markit/JP Morgan FCS/Financial Computer Software (a spinoff of Highland Capital Management), where he built and managed a sales team that allowed the company to grow revenues from $2.5 MM annually to over $85 MM. Soon after the company was purchased, Mr. Phillips was asked to join senior management at BCR Environmental/NuTerra Management LLC, a municipal wastewater treatment technology company and related solutions provider. A transaction of roughly $11 million was completed involving a shift in the ownership of the firm to provide liquidity and expansion capital. Early in 2017, Mr. Phillips was brought aboard to guide the registrant’s operations with Ray Wright, the president of Greenway Innovative Energy, Inc. Presently, Mr. Phillips is working with the Conrad Greer Lab professors at the University of Texas at Arlington to optimize the registrant’s GTL process and move the registrant from a research and developmental stage to a commercial production stage.

Item 9.01 Financial Statements and Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2017.	GREENWAY TECHNOLOGIES, INC.

By /s/ D. Patrick Six
D. Patrick Six, President